The Board of Directors
PSS World Medical, Inc.

Re:	Registration Statement File No. 333-114004 on Form S-3 and Nos. 33-80657, 33-90464, 333-15043, 333-64185, 33-85004, 33-97756, 33-99046, 33-97754, 333-30427, 333-50526, and 333-58272 on Form S-8

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated November __, 2004 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

KPMG LLP

Jacksonville, Florida
November 8, 2004